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                                                                    EXHIBIT 12.2

                                   PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               PLUS PREFERRED SECURITIES DIVIDEND REQUIREMENTS

                                                      FOR THE NINE
                                                      MONTHS ENDED                          FOR THE YEARS ENDED
                                                      SEPTEMBER 30,                             DECEMBER 31,
                                                  --------------------------------------------------------------------------------
                                                    2005        2004        2004        2003        2002        2001        2000
                                                  --------------------------------------------------------------------------------
                                                                             (MILLIONS, EXCEPT RATIOS)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations         $    473    $    476    $    592    $    376    $    320    $    324    $    994
Fixed Charges                                          261         278         369         397         415         469         462
Preferred Securities Dividends, pre-tax                 (5)         (5)         (7)         (7)         (7)         (8)        (15)
                                                  --------------------------------------------------------------------------------
Total Earnings                                    $    729    $    749    $    954    $    766    $    728    $    785    $  1,441
                                                  ================================================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                  $    256    $    273    $    362    $    390    $    406    $    458    $    444
Interest Factor in Rentals                              --          --          --          --           2           3           3
Preferred Securities Dividends                           3           3           4           4           4           5           9
Adjustment to state Preferred Securities
Dividends on a pre-income tax basis                      2           2           3           3           3           3           6
                                                  --------------------------------------------------------------------------------
Total Fixed Charges                               $    261    $    278    $    369    $    397    $    415    $    469    $    462
                                                  ================================================================================

Ratio of Earnings to Fixed Charges                    2.79        2.69        2.59        1.93        1.75        1.67        3.12
                                                  ================================================================================
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(A)   The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period (b)
      the actual amount of any preferred securities dividend requirements of majority owned subsidiaries (c) preferred stock dividends which were included in such fixed charges amount but not deducted in the determination of pre-tax income.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount and premium expense (c) an estimate of interest implicit in rentals and (d) preferred securities dividend requirements of majority owned subsidiaries and preferred stock dividends, increased to reflect the pre-tax earnings requirement for PSE&G.